Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-217636 and Form S-8 Nos. 333-90976, 333-108467, 333-180976, 333-197737, 333-210376 and 333-217634) of our reports dated February 12, 2019, relating to the consolidated financial statements and financial statement schedule of WellCare Health Plans, Inc. and subsidiaries, and the effectiveness of WellCare Health Plans, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of WellCare Health Plans, Inc. for the year ended December 31, 2018, incorporated by reference in this Current Report on Form 8-K of Centene Corporation.

/s/ Deloitte & Touche LLP

Tampa, Florida
 January 23, 2020